Consent of Independent Auditors'



Compensation Committee
Linens 'n Things, Inc.
Deferred Compensation Plan of
Linens 'n Things, Inc.:



We consent to incorporation by reference in the Registration Statements Numbers 333-26819, 333-26827 and 333-55803 on Form S-8 of our report dated June 26, 1998 relating to the statement of net assets available for Plan benefits of the Deferred Compensation Plan of Linens 'n Things, Inc. as of December 31, 1997 and the related statement of changes in net assets available for Plan benefits for the year then ended, which report appears in the December 31, 1997 Annual Report of the Deferred Compensation Plan of Linens 'n Things, Inc. on Form 11-K.




KPMG PEAT MARWICK LLP


New York, New York
June 29, 1998